UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 1.01 is responsive to the information required by Item 8.01 and is hereby incorporated by reference.

Item 8.01 Other Events.

On December 31, 2012, DWM Petroleum AG, our wholly-owned Swiss subsidiary, entered into a Share Purchase Agreement with an unrelated third party to purchase, for cash, 80% of the equity interest in a Swiss company which, at the time of closing of the transaction described in the Share Purchase Agreement, will own 100% of the interest in certain producing oilfield assets located in Tajikistan. As previously disclosed, DWM Petroleum has already paid the sum of $10,000,000 as a deposit on account of the purchase price, which amount remains refundable if the transaction is not completed, subject to payment by DWM Petroleum of a termination fee intended to compensate the seller for expenses it has incurred in connection with the transaction.

Completion of the purchase is subject to conditions, including TSX Venture stock exchange approval and the completion of certain ancillary transactions by the seller in respect of the assets to be owned at closing by the Swiss company.

A copy of the share purchase agreement is attached as exhibit 10.1 to this current report and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Share Purchase Agreement dated December 31, 2012 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

99.1	News release dated December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
____________________________
Ari Muljana
Chief Financial Officer
Date: January 4, 2013